Exhibit 4.3
PAYCHEX, INC.
2002 STOCK INCENTIVE PLAN
(as amended and restated effective October 13, 2010)
1. Purpose.
     The purpose of the Plan is to encourage ownership in the Company on the part of those employees who are primarily responsible for the overall success and growth of the Company. Through the granting of options to purchase stock and the awarding of a portion of compensation in the form of equity subject to certain restrictions, the Plan provides these individuals with an incentive to remain with the Company ensuring association of their interest with those of the Company’s other stockholders.
2. Amendment and Restatement; Effective Date & Duration.
     The Plan was adopted by the Board of Directors on July 11, 2002, became effective on August 1, 2002 and was approved by the stockholders of the Company at the annual meeting of the stockholders held on October 17, 2002. The Plan was amended and restated by the Board of Directors on July 7, 2005 and became effective upon the approval thereof by the stockholders of the Company at the annual meeting of the stockholders held on October 12, 2005. This amendment and restatement of the Plan was adopted by the Board of Directors on July 6, 2010 and shall become effective upon the approval thereof by the stockholders of the Company at the annual meeting of the stockholders to be held on October 13, 2010. The Plan is unlimited in duration and, in the event of the termination of the Plan, shall remain in effect as long as any Awards under it are outstanding; provided, however, that to the extent required by the Code, (i) no Incentive Stock Option may be granted on a date that is more than ten years from the date that this amendment and restatement of the Plan is approved by stockholders, and (ii) no Performance Award may be granted on a date that is more than five years from the date that this amendment and restatement of the Plan is approved by stockholders unless the Performance Criteria upon which such Performance Award is based have been resubmitted to and approved by the stockholders of the Company within the five-year period preceding such date.
3. Definitions.
     As used in the Plan, the following terms shall have the meanings set forth below:

     (a) “Affiliate” means (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.
     (b) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Stock Award granted under the Plan.
     (c) “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.
     (d) “Board” means the Board of Directors of the Company.
     (e) “Cause” shall mean (i) dereliction of duty, (ii) conviction for a felony, or (iii) willful misconduct.
     (f) “Change of Control” means the acquisition by any person or entity of at least 50% of the voting shares of the Company; a consolidation or merger involving the Company in which the Company is not the surviving entity; the sale, lease or exchange of all or substantially all of the Company’s assets; or shareholder approval of a plan of liquidation or dissolution of the Company.
     (g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
     (h) “Committee” means the Compensation and Governance Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m). The Company expects to have the Plan administered in accordance with the requirements for the award of “qualified performance-based compensation” within the meaning of Section 162(m).
     (i) “Company” means Paychex, Inc.
     (j) “Director” means a member of the Board.
     (k) “Disability” means any medically determinable physical or mental impairment, certified by a physician selected by or satisfactory to the Company, resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

     (l) “Eligible Person” means any officer, non-employee Director, employee, consultant or advisor providing services to the Company or an Affiliate whom the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.
     (m) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations promulgated thereunder.
     (n) “Fair Market Value” means, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of Shares on a given date for purposes of the Plan shall be the closing sale price of the Shares on The NASDAQ Stock Market, as reported in the consolidated transaction reporting system on such date or, if The NASDAQ Stock Market is not open for trading on such date, on the most recent preceding date when The NASDAQ Stock Market is open for trading.
     (o) “Incentive Stock Option” means an option to purchase Shares granted under Section 7(a) that is intended to meet the requirements of Section 422 of the Code.
     (p) “Non-Qualified Stock Option” means an option to purchase Shares granted under Section 7(a) that is not intended to be an Incentive Stock Option.
     (q) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.
     (r) “Participant” means an Eligible Person who has been granted an Award.
     (s) “Performance Award” means any right granted under Section 7(e).
     (t) “Performance Criteria” means one or more of the following performance criteria, either individually, alternatively or in any combination, applied on a corporate, subsidiary or business unit basis, measured at specific levels, a change in levels or as a ratio against another criteria, in each case, as determined by the Committee: revenue or any subset, expenses or expense targets, earnings per share, net income, operating income, operating income net of certain items, stockholder return, return on investment, return on assets, return on equity or return on capital. Any type of financial ratio such as working capital, current ratio, quick ratio, debt to equity, or any criteria as set forth in debt or financing arrangements, or any criteria based on cash flow, including, but not limited to, operating cash flow, free cash flow or cash flow return on capital. Any metric by which the Company runs its business such as client base, check volume, revenue per check, client base increases or losses, new hire reporting, new insurance applications, employee retention, employee satisfaction, and client satisfaction. Such criteria may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other internal or external measure of the selected performance criteria.
     (u) “Performance Formula” means, for a Performance Period, the one or more objective formulas (expressed as a percentage or otherwise) applied against the relevant

Performance Goal(s) to determine, with regards to the Award of a particular Participant, whether all, some portion but less than all, or none of the Award has been earned for the Performance Period.
     (v) “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. Pursuant to rules and conditions adopted by the Committee on or before the 90th day of the applicable Performance Period for which Performance Goals are established, the Committee may appropriately adjust any evaluation of performance under such goals to include or exclude the effect of certain events, including any of the following events: interest on funds held for clients and/or investment income; asset write-downs or impairments; litigation or claim judgments or settlements; changes in tax law, or other such laws or provisions affecting reported results; cumulative effect of accounting changes as defined by generally accepted accounting principles, and as identified in the Company’s audited financial statements; restructuring charges; severance, contract termination and other costs related to entering or exiting certain business activities; and gains or losses from the acquisition or disposition of businesses or assets or from the early extinguishment of debt and related discontinued operations of such disposition of businesses or part-year results of operations from the acquisition of businesses, or other extraordinary, unusual or non-recurring items, as determined by the Committee.
     (w) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award.
     (x) “Plan” means this Paychex, Inc. 2002 Stock Incentive Plan, as amended and restated.
     (y) “Restricted Stock” means an Award of restricted Shares granted under Section 7(d). Restricted Stock shall cease to be Restricted Stock at the time that the restrictions and risks of forfeiture lapse in accordance with the terms of this Plan or the applicable Award Agreement.
     (z) “Restricted Stock Unit” means a unit granted under Section 7(d) evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.
     (aa) “Retirement” means a voluntary termination of employment by a Participant age 55 or higher with 10 or more years of service credit to the Company.
     (bb) “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.
     (cc) “Section 162(m)” means Section 162(m) of the Code and the applicable treasury regulations promulgated thereunder.

     (dd) “Section 409A” means Section 409A of the Code and related treasury regulations and pronouncements.
     (ee) “Shares” means shares of $.01 par value common stock of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 5(c).
     (ff) “Stock Appreciation Right” means any right granted under Section 7(b).
     (gg) “Stock Award” means an Award of Shares granted under Section 7(c).
4. Administration.
     (a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement, provided, however, that, except as otherwise provided in Section 5(c), the Committee shall not reprice, adjust or amend the exercise price of Options or the strike price of Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant, or any other means; (vi) accelerate the exercisability of any Award or the lapse of restrictions relating to any Award, including, but not limited to, in the event of the Participant’s death, Disability or Retirement or a Change of Control of the Company; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder of the Award or the Committee; (ix) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant and any holder or beneficiary of any Award or Award Agreement.
     (b) Delegation. The Committee may delegate its powers and duties under the Plan to one or more Directors (including a Director who is also an officer of the Company) or a committee of Directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan (i) with regard to officers or directors of the Company or any

Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan or any Award not to comply with the requirements of Section 162(m). In addition, the Committee may authorize one or more officers of the Company to grant Options under the Plan, subject to the limitations of Section 157 of the Delaware General Corporation Law; provided, however, that such officers shall not be authorized to grant Options to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act.
     (c) Power and Authority of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan.
5. Shares Available for Awards.
     (a) Shares Available. Subject to adjustment as provided in Section 5(c), the aggregate number of Shares that may be issued under all Awards under the Plan shall be the sum of (i) 37,500,000, plus (ii) any Shares available under the Company’s 1998 Stock Incentive Plan as of August 1, 2002, plus (iii) any Shares that become available under the Company’s 1998 Stock Incentive Plan after August 1, 2002 upon the expiration, termination, forfeiture or cancellation of options issued thereunder. Shares to be issued under the Plan may be either authorized but unissued Shares, or Shares that may be reacquired by the Company and designated as treasury shares. If all or any portion of an Award terminates or is forfeited, cancelled, lapsed, or exercised and settled without the issuance of all Shares subject to the Award, such unissued Shares shall again be available for granting Awards under the Plan, provided that the following Shares may not again be made available for issuance as Awards under the Plan: (i) Shares subject to an Award that were not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right or Option, (ii) Shares subject to an Award that were used to pay the exercise price or withholding taxes related to an outstanding Award, or (iii) Shares repurchased on the open market with the proceeds of the Option exercise price.
     (b) Accounting for Awards. For purposes of this Section 5, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.
     (c) Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards;

(ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards; and (iii) the purchase or exercise price with respect to any Award.
     (d) Award Limitations.
          (i) Section 162(m) Limitation for Certain Types of Awards. No Eligible Person may be granted Options, Stock Appreciation Rights or any other Award or Awards the value of which is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than 1,500,000 Shares (subject to adjustment as provided in Section 5(c)) in the aggregate in any calendar year. The foregoing annual limitation specifically includes the grant of any Award or Awards representing “qualified performance-based compensation” within the meaning of Section 162(m).
          (ii) Section 162(m) Limitation for Performance Awards. The maximum amount payable pursuant to all Performance Awards to any Participant in the aggregate in any calendar year shall be $8,000,000 in value, whether payable in cash, Shares or other property. This limitation does not apply to any Award subject to the limitation contained in Section 5(d)(i).
          (iii) Plan Limitation on Restricted Stock, Restricted Stock Units and Stock Awards. No more than 12,000,000 Shares, subject to adjustment as provided in Section 5(c), shall be available under the Plan for issuance pursuant to grants of Restricted Stock, Restricted Stock Units and Stock Awards; provided, however, that if any Awards of Restricted Stock Units terminate or are forfeited or cancelled without the issuance of any Shares or if the Shares underlying an Award of Restricted Stock are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the Shares subject to such termination, forfeiture, cancellation or reacquisition by the Company shall again be available for grants of Restricted Stock, Restricted Stock Units and Stock Awards for purposes of this limitation on grants of such Awards. Grants of Stock Awards other than Awards of Restricted Stock shall only be made to officers and directors of the Company and its Affiliates, shall only be made in lieu of salary or cash bonus, and the number of Shares awarded shall be reasonable.
          (iv) Limitation on Incentive Stock Options. The maximum number of Shares that may be delivered under Incentive Stock Option grants shall be 37,500,000, subject to adjustment as provided in Section 5(c). In addition, the aggregate Fair Market Value (determined as of the date of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under the Plan and all other incentive stock plans of the Company) shall not exceed $100,000. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under the Plan and all other incentive stock plans of the Company) exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Stock Options; this provision shall be applied by taking Options into account in the order in which they were granted.

6. Eligibility.
     Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.
7. Awards.
     (a) Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:
          (i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100 percent of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a per share exercise price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate so long as the substituted Option preserves the aggregate intrinsic value and the ratio of the exercise price to the Fair Market Value of the stock option that it replaces.
          (ii) Option Term. The term of each Option shall be fixed by the Committee but shall not be longer than ten years from the date of grant.
          (iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms in which, payment of the exercise price with respect thereto may be made or deemed to have been made.
          (iv) Incentive Stock Option Requirements. Each Option intended to qualify as Incentive Stock Option shall comply with the requirements applicable to “incentive stock options” under Section 422 of the Code.
     (b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the strike price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100 percent of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a per share strike price below Fair Market Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate so long as the substituted Stock Appreciation Right preserves the aggregate intrinsic value and the ratio of the strike price to the Fair Market Value of the stock appreciation right that it replaces. Subject to the terms of the Plan and any applicable Award Agreement, the strike price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.
     (c) Stock Awards. The Committee is hereby authorized to grant to Eligible Persons Shares without restrictions thereon, as deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Stock Awards may have such terms and conditions as the Committee shall determine.
     (d) Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:
          (i) Restrictions. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote the Shares underlying an Award of Restricted Stock or the right to receive any dividend or other right or property with respect to such Shares), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. The minimum vesting period of such Awards for Eligible Persons other than non-employee Directors shall be three years from the date of grant, unless (a) the Award is conditioned on performance of the Company or an Affiliate or on personal performance (other than continued service with the Company or an Affiliate), in which case the Award may vest over a period of at least one year from the date of grant, or (b) the Award is issued as payment pursuant to a Performance Award, in which case the Award may vest at such times and in such installments as the Committee may determine. The minimum vesting period of Awards for non-employee Directors shall be one year from the date of grant. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Awards in the event of the Participant’s death, Disability or Retirement.
          (ii) Issuance and Delivery of Shares. The Shares underlying any Award of Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such

Restricted Stock. A stock certificate or certificates, without restrictive legend, representing the Shares underlying an Award of Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, a stock certificate or certificates, without restrictive legend, representing the underlying Shares shall be issued and delivered to the holder of the Restricted Stock Units.
          (iii) Forfeiture. Except as otherwise determined by the Committee, upon a Participant’s termination of employment or resignation, or removal or other expiration of the Participant’s term of service as a Director (in either case, as determined under criteria established by the Committee), all Restricted Stock and all Restricted Stock Units held by the Participant at such time and still subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Restricted Stock or Restricted Stock Units.
     (e) Performance Awards. The Committee is hereby authorized to grant to Eligible Persons Performance Awards which are intended to be “qualified performance-based compensation” within the meaning of Section 162(m). A Performance Award granted under the Plan may be payable in cash or in Shares (including, without limitation, Restricted Stock), as determined by the Committee. Performance Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals, and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. The Committee shall also certify in writing that such Performance Goals have been met prior to payment of the Performance Awards to the extent required by Section 162(m).
     (f) General.
          (i) Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.
          (ii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.
          (iii) Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments to be made to the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, in cash, by authorizing a third party to sell Shares (or a sufficient portion thereof) acquired upon exercise of an Award and to remit to the Company a sufficient portion of the proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise, or by a combination thereof.
          (iv) Term of Awards. The term of each Option and Stock Appreciation Right, and the period during which the restrictions applicable to each Award of Restricted Stock and Restricted Stock Units, shall be for a period not longer than ten years from the date of grant.
          (v) Committee Rules. The Committee shall have the authority to promulgate rules and regulations to determine the treatment of a Participant’s Awards under the Plan in the event of such Participant’s death, disability, termination or breach of Section 9(f), and in the event of a change of control of the Company. In addition, notwithstanding the rules and regulations promulgated by the Committee and in effect from time to time and the terms of any Award Agreement, the Committee shall have the right to extend the period for exercise of any Option or Stock Appreciation Right, provided such extension does not exceed the term of such Option or Stock Appreciation Right.
          (vi) Deferral. The Committee may, in its discretion, (i) permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee or (ii) provide for the deferral of an Award in an Award Agreement or otherwise.
          (vii) Dividends and Interest. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in Shares or units of Shares, subject to such terms, conditions and restrictions as the Committee may establish, provided that, in the case of Performance Awards, dividends or dividend equivalent rights will not accrue or be paid until Performance Goals are met. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payments denominated in Shares or units of Shares.
          (viii) Limits on Transfer of Awards. Except as otherwise provided by the Committee, the terms of this Plan or the terms of an Award Agreement, (A) no Award and no right under any such Award shall be transferable by a Participant other than by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order, and (B) no Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. Notwithstanding the foregoing, but subject to Section 7(f)(ix), the Shares underlying any Award may be transferred at any time after such Shares are issued and no longer restricted.

          (ix) Limits on Transfer of Shares. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.
          (x) Income Tax Withholding. In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.
          (xi) Company Redemption Right. Unless the applicable Award Agreement provides otherwise, every Option and Stock Appreciation Right may be redeemed by the Company in connection with the merger, consolidation, separation (including a spin off or other distribution of stock or property), reorganization (whether or not such reorganization comes within the meaning of such term in Section 368(a) of the Code) or partial or complete liquidation of the Company. The redemption price for any Option redeemed by the Company shall be the Fair Market Value of the Shares underlying such Option, less the exercise price of such Option, and the redemption price for any Stock Appreciation Right redeemed by the Company shall be the Fair Market Value of the Shares underlying such Stock Appreciation Right, less the strike price of such Stock Appreciation Right. The redemption price, less any amount of federal or state taxes attributable to the redemption that the Company deems it necessary or advisable to pay or withhold, shall be paid in cash. Notwithstanding the foregoing, if any Option or Stock Appreciation Right constitutes “nonqualified deferred compensation” for purposes of Section 409A, and if the Company’s redemption right under this Section 7(f)(xi) would cause such Option or Stock Appreciation Right to be subject to tax under Section 409A, then the Company’s redemption right under this Section 7(f)(xi) with respect to such Option or Stock Appreciation Right shall be limited to those triggering events that constitute a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company for purposes of Section 409A.

          (xii) Termination Following Change of Control. If set forth in the applicable Award Agreement(s), then in the event of the involuntary termination of employment of a Participant other than for Cause within two years following a Change of Control, all of the Participant’s applicable Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units shall immediately vest and, to the extent permissible under Section 409A, become payable. In addition, if set forth in the applicable Award Agreement(s), then all of the Participant’s applicable Performance Awards shall be deemed to have achieved target level performance, and the Participant shall be entitled to receive a pro rata portion of such Awards based on a fraction, the numerator of which shall be the number of days from the beginning of the applicable Performance Period through the date of termination, and the denominator of which shall be the total number of days in the Performance Period; such Performance Awards shall, to the extent permissible under Section 409A, become immediately payable.
          (xiii) Clawback. The Company will, to the extent permitted by governing law, require reimbursement of a portion of any compensation received under any or all Awards to a Participant where: (A) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement, (B) in the Committee’s view the Participant engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement, and (C) a lower payment would have been made to the Participant based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the individual Participant’s compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest; provided that the Company will not seek to recover compensation paid more than three years prior to the date the applicable restatement is disclosed.
8. Amendment and Termination; Corrections.
     (a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan, provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the stockholders of the Company shall be required for any amendment to the Plan that: (i) requires stockholder approval under the rules or regulations of the Securities and Exchange Commission, The NASDAQ Stock Market or other securities exchange that are applicable to the Company; (ii) increases the number of Shares authorized under the Plan, as specified in Section 5(a); (iii) increases the limitations contained in Section 5(d); (iv) permits repricing of Options or Stock Appreciation Rights, which is prohibited by Section 4(a); (v) permits the award of Options or Stock Appreciation Rights at a price less than 100 percent of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Sections 7(a)(i) and 7(b); or (vi) would cause Section 162(m) to become unavailable with respect Awards granted under the Plan.
     (b) Amendments to Awards. Subject to the provisions of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided in the Plan, the Committee may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof. Notwithstanding the foregoing, if any Award constitutes “nonqualified deferred compensation” for purposes of Section 409A, and if the Company’s rights under this Section 8(b) would cause such Award to be subject to tax under Section 409A, then the Company’s rights under this Section 8(b) with respect to such Awards shall be limited to the taking of only those actions that do not cause such Award to be subject to tax under Section 409A.
     (c) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.
9. General Provisions.
     (a) No Rights to Awards. No Eligible Person, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.
     (b) Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been issued by the Company and, if requested by the Company, accepted by the Participant.
     (c) No Rights of Stockholders. Except with respect to Restricted Stock and Stock Awards, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until the Shares have been issued.
     (d) No Limit on Other Compensation Plans or Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.
     (e) No Right to Employment or Directorship. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a Director to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment or service as a Director at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment or service as a Director, free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.
     (f) Non-competition; Confidentiality. Unless non-competition and confidentiality provisions are included in an Award Agreement, this Section9(f) shall apply to an Award granted under the Plan. A Participant will not, without the written consent of the Company, either during his or her employment by the Company or thereafter, disclose to anyone or make use of any confidential information which he or she has acquired during his or her employment relating to any of the business of the Company, except as such disclosure or use may be required in connection with his or her work as an employee of Company. During a Participant’s employment by Company, and for a period of two years after the termination of such employment, he or she will not, either as principal, agent, consultant, employee, stockholder or otherwise, engage in any work or other activity in direct competition with the Company in the field or fields in which he or she has worked for the Company. The non-competition agreement in this Section 9(f) applies only to the extent that its application shall be permitted by applicable law and reasonably necessary for the protection of the Company. For purposes of this Section 9(f), a Participant shall not be deemed a stockholder if the Participant’s record and beneficial ownership amount to not more than one percent of the outstanding capital stock of any company subject to the periodic and other reporting requirements of the Exchange Act.
     (g) No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to, the Company and its Affiliates and their directors, officers, agents and employees, makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to the tax treatment of any Award, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.
     (h) Indemnification. The Company shall indemnify and hold harmless each member of the Board or the Committee and other persons connected with the Plan in any capacity, including, but not limited to, the employees and directors of the Company and its Affiliates performing services on behalf of the Committee, against any liability, cost or expense arising as a result of any claim asserted by any person or entity under the laws of any state or of the United States with respect to any action or failure to act of such individuals taken in connection with this Plan, except claims or liabilities arising on account of the willful misconduct or bad faith of such Board member, Committee member or individual.
     (i) Governing Law. The validity and construction of the Plan and all determinations made and actions taken pursuant hereto, as well as any Agreement made under it, to the extent that federal laws do not control, will be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws.
     (j) Severability. If any provision of the Plan or any Award is, becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, then such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.
     (k) Unfunded Plan. Insofar as it provides for Awards of cash, Shares or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Shares or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Shares or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Shares or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to a grant of cash, Shares or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.
     (l) Code Section 409A Compliance. The Company intends that any Awards under the Plan satisfy the requirements of Section 409A to avoid the imposition of taxes thereunder. If any provision of the Plan or an Award Agreement would result in the imposition of an tax under Section 409A, that provision will be reformed to avoid imposition of the tax and no action taken to comply with Section 409A shall be deemed to impair a benefit under the Plan or an Award Agreement.
     (m) References. Unless otherwise indicated, all references to “Sections” contained herein are references to Sections of this Plan.
     (n) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
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